THIS AGREEMENT, made as of March 25, 1998 by and between Grange National Banc Corp. ("Banc Corp") and Grange National Bank ("Bank") (hereinafter collectively referred to as the "Company"), and Thomas A. McCullough ("Executive").

                                   BACKGROUND

     Executive is currently serving, and is willing to continue to serve, as President and Chief Executive Officer of both Banc Corp and Bank, each of which desires to retain Executive in such position on the terms and conditions herein set forth.

     NOW THEREFORE, in consideration of the mutual covenants herein contained and intending to be legally bound hereby, the parties hereto agree as follows:

     1. Employment. Company agrees to employ Executive and Executive agrees to serve as President and Chief Executive Officer of Banc Corp and Bank during the Term of Employment as defined in Section 2 hereof. During the Term of Employment, Executive shall devote his full business time and attention and his best efforts to the affairs of the Company, and shall perform such duties consistent with his position as shall be assigned by the Board of Directors of the Company; provided, however, that Executive may engage in other activities, such as activities involving personal investments, activities involving charitable, educational, religious and similar types of organizations, speaking engagements, membership on the boards of directors of other organizations not competing with the Company and similar activities to the extent that such activities do not inhibit, compete or conflict in any material way with the performance of Executive's duties under this Agreement or the business of the Company.

     2. Term of Employment. The initial term of employment hereunder shall be a period of three years commencing on March 25, 1998 and ending on March 25, 2001. The term of employment under this Agreement shall be extended automatically for one additional year on each anniversary of the date of the commencement of the initial term of employment unless either Company or Executive gives contrary written notice to the other not less than 180 days before any such anniversary date. References in this Agreement to "Term of Employment" shall refer to the initial term of employment and any extensions to the initial term of employment.

     3. Compensation, Benefits and Business Expenses. For all services rendered by Executive to Company in any capacity during the Term of Employment, including, without limitation, services as an executive officer, director, or member of any committee of the Company, or any subsidiary, affiliate or division thereof, Executive shall be compensated as follows:

     (a) Base Salary. Company shall pay to Executive a base annual salary as determined by its Board of Directors in its sole discretion, payable in substantially equal periodic installments during the calendar year in accordance with the Company's usual payroll practice. The Board of Directors of the Company shall review annually and, in light of such review, may in its sole discretion increase such base annual salary taking into account Executive's responsibilities, increase in the cost of living, increases in salaries of executives of other similar corporations, performance of the Executive and the Company, and other pertinent factors. Notwithstanding anything contained herein to the contrary, Executive's base annual salary will in no event be less than ninety thousand dollars ($90,000).

     (b) Bonus. The Company, in the sole discretion of its Board of Directors, may award Executive annual bonuses based on his performance taking into account the factors described in Section 3(a) above. The bonus, if any, in respect of any calendar year, shall be paid on or before March 15 of the succeeding calendar year.

     (c) Stock Options. Executive shall be eligible to receive grants under the Company's stock option plans at the sole discretion of the Company's Board of Directors.

     (d) Director's Fees. Executive shall be paid fees for service as a director of Banc Corp and Bank in the same amounts and manner as are other directors of Banc Corp and Bank who are not employees.

     (e) Benefit Plans. Executive shall be entitled to participate in all employee benefit plans of the Company, as presently in effect or as they may be modified or supplemented from time to time, including, without limitation, plans providing retirement benefits, medical and dental insurance, life insurance, disability insurance, and accidental death or dismemberment insurance.

     (f) Executive Supplemental Income Agreement. Executive shall be entitled to the benefits of the Executive Supplemental Income Agreement between the Company and Executive dated January 1, 1996, which agreement remains in full force and effect.

     (g) Split Dollar Insurance Agreement. Executive shall be entitled to the benefits of the Split Dollar Insurance Agreement between the Company and Executive dated March 13, 1991 with respect to Policy No. 3478406 issued by the Guardian Life Insurance Company, which agreement remains in full force and effect.

     (h) Vacations and Sick Leave. Executive shall be entitled to paid annual vacation periods not to exceed four weeks in any calendar year and to reasonable sick leave in accordance with the Company's policies.

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

     (i) Automobile. The Company shall provide to Executive a standard-sized automobile without cost to Executive and shall pay or reimburse all normal expenses, insurance, maintenance, repairs and other operating charges and expenses for such automobile.

     (j) Business Expense Reimbursement. Company shall pay or reimburse Executive for all reasonable travel and other expenses incurred by Executive in connection with the performance of his duties under this Agreement.

     4. Termination of Employment Other Than in Connection with a Change in Control.

     (a) Definitions. For purposes of this Agreement, the following terms have the indicated meanings:

          (i) The term "Cause" means (A) Executive's conviction of or plea of guilty or nolo contendere to a felony or first degree misdemeanor; (B) the receipt of a final written directive or order of any governmental regulatory agency or entity requiring the removal of Executive as chief Executive Officer; (C) Executive's failure to comply with any provision of this Agreement; or (D) Executive engaging in conduct involving personal dishonesty, breach of fiduciary duty for personal profit, willful violation of any law or regulation, willful failure to comply with the lawful policies of the Company's Board of Directors or persistent negligence, incompetence or misconduct, which conduct in the reasonable judgment of the Company's Board of Directors has caused or will cause substantial damage to the Company's financial condition.

          (ii) The term "Constructive Discharge" means the failure of the Company or its successors without the prior consent of Executive to fulfill the obligations under this Agreement in any material respect, including any material change by the Company in the functions, duties or responsibilities of the Executive's position with the Company which would (without regard to a change in title) reduce the ranking, responsibility, importance or scope of such position.

          (iii) The term "Permanent Disability" means the inability of the Executive to work for a period of six full calendar months during any eight consecutive calendar months due to illness or injury of a physical or mental nature, supported by the completion by Executive's attending physician of a medical certification form outlining the disability and treatment.

          (iv) The term "Without Cause" means a reason for termination of Executive's employment by the Company other than Permanent Disability, retirement, expiration of the Term of Employment, or Cause.


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

     (b) Termination for Permanent Disability or Without Cause or Constructive Discharge. In the event that Executive's employment hereunder is terminated by the Company or Executive due to Permanent Disability, by the Company Without Cause or by Executive by reason of Constructive Discharge, the Company shall, as severance pay, continue, subject to the provisions of Sections 6 and 7 below, to pay Executive's base salary as in effect at the time of such termination until the expiration of the Term of Employment ("Severance Period"); provided, that in the case of Permanent Disability, such payments shall be offset by any amounts otherwise paid to Executive under the Company's disability program generally available to other employees. In addition, earned but unpaid base salary as of the date of termination of employment shall be payable in full. Group medical and dental, life, disability (if applicable), and other insurance shall be continued at the Company's expense through the end of the Severance Period.

     (c) Termination for Cause or Death or Voluntary Termination by Executive. In the event that the Executive's employment hereunder is terminated by the Company for Cause or by Executive's death or if Executive voluntarily terminates his employment with the Company for reasons other than a Constructive Discharge or Permanent Disability, any earned but unpaid base salary as of the date of termination of employment shall be payable in full. However, no other payments shall be made, or benefits provided, by the Company under this Agreement except for stock options to the extent exercisable under the plans, benefits provided under the Split Dollar Insurance Agreement dated March 13, 1991, and the Executive Supplemental Income Agreement dated January 1, 1996, and any other benefits which the Executive is entitled to receive under the terms of employee benefit programs maintained by the Company for its employees. Executive shall give the Company three (3) months' written notice prior to any voluntary termination by him for reasons other than Constructive Discharge, Permanent Disability, or a Change in Control.


     5. Termination of Employment in Connection with a Change in Control.

     (a) Definitions. For purposes of this Agreement, the following terms shall have the indicated meanings:

          (i) The term "Change in Control" means:

               (A) a change in control of Banc Corp which would be required to be reported in response to Item 6(e) of Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act of 1934 ("Exchange Act"), provided that, without limitation, such a change in control shall be deemed to have occurred if any "persons" (as such term is used in Sections 13(d) and 14(d) of the Exchange Act in effect on the date hereof), other than Banc Corp or any "person" who on the date hereof is a director of officer of Banc Corp, is or becomes the "beneficial owner" (as


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

          defined in Rule 13(d)-3 under the Exchange Act), directly or indirectly, of securities of Banc Corp representing 25% or more of the combined voting power of Banc Corp's then outstanding securities;

               (B) (1) any consolidation, merger or other similiar type of transaction involving Banc Corp in which all of the holders of voting stock of the Banc Corp immediately before the consolidation, merger or similar transaction will not own 50% or more of the voting shares of the continuing or surviving corporation immediately after such consolidation, merger or similar transaction, or (2) any sale, lease, exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all of the assets of Banc Corp; or

               (C) if during any period of two consecutive years during the term of this Agreement, individuals who at the beginning of such period constitute the Board of Directors of Banc Corp cease for any reason to constitute at least a majority thereof, unless the election of each director who was not a director at the beginning of such period has been approved in advance by directors representing at least two-thirds of the directors then in office who were directors at the beginning of the period.

          (ii) The term "Termination upon a Change in Control" means a termination of employment of Executive upon or within 12 months after a Change in Control, or prior to a Change in Control, following the date of a public announcement by the Company ("Announcement Date") of a prospective transaction which, if consummated, would be a Change in Control, either:

               (A) initiated by the Company for any reason other than (1) Executive's death or (2) for Cause as defined herein; or

               (B) initiated by Executive (1) due to Constructive Discharge during the period beginning on the Announcement Date and ending 12 months following the Change in Control, or (2) for any reason during the 12 months following the Change in Control.

          (iii) The term "Separation Period" means the three-year period beginning on the date of Executive's Termination upon a Change in Control.

     (b) Payments for Termination upon a Change in Control. Within 30 days of Executive's Termination upon a Change in Control, Company shall pay to Executive in a single payment in cash and/or provide to Executive (as applicable), the following:

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

          (i) Executive's earned but unpaid base salary as of the date of termination and all benefits, if any, due under the Company's benefit and compensation plans;

          (ii) three times the average aggregate annual salary, bonus and director's fees paid to Executive by the Company and includable in Executive's gross income for federal income tax purposes during the three calendar years preceding the taxable year in which the date of termination occurs; and

          (iii) continued medical and dental, life, disability and other insurance during the Separation Period with coverage equivalent to coverage to which Executive had been entitled prior to termination.

Notwithstanding the above provisions of this Section 5(b), if the lump sum severance payment under this Section 5(b), either along or together with other payments which Executive has the right to receive from the Company, would constitute a "parachute payment" (as defined in Section 280G of the Internal Revenue Code of 1986, as amended ["Code"]), such lump sum severance payment shall be reduced to the largest amount as will result in no portion of the lump sum severance payment under this Section 5(b) being subject to the excise tax imposed by Section 49999 of the Code. The determination of any reduction in the lump sum severance payment under this Section 5(b) pursuant to the foregoing provision shall be made by independent counsel to the Company in consultation with the independent certified public accountants of the Company.

     6. Agreement Not to Compete. Without the consent in writing of the Board of Directors of the Company, Executive shall not, during the Term of Employment (which includes any Severance Period as defined in Section 4(b) hereof) engage directly or indirectly in any banking business competing with the Company, which business has offices within 30 miles of any banking office of the Company; provided, however, that Executive shall not hereby be precluded or prohibited from owning passive investments, including securities of other banking institutions, so long as such ownership does not require him to devote any time to the management or control of the business or activities in which he has invested. The provisions of this Section 6 shall be inapplicable if Executive's employment has been terminated by reason of a Change in Control.

     7. Non-Disclosure of Confidential Information. During the Term of Employment, or following Executive's termination of employment for any reason whatsoever, Executive shall not disclose, use, transfer or sell, except in the course of employment with the Company, any confidential information or proprietary data of the Company so long as such information or proprietary data remains confidential and has not been disclosed or is otherwise in the public domain, except as required by law or pursuant to legal process.


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


     8. Withholding Taxes. The Company may directly or indirectly withhold from any payment made hereunder all Federal, state, municipal or other taxes as shall be required pursuant to any law or governmental regulation or ruling.

     9. No Mitigation. Executive shall not be required to mitigate the amount of any payment or benefit provided for in this Agreement by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Agreement be reduced by any compensation earned by Executive from other employment or otherwise.

     10. Consolidation, Merger or Sale of Assets. Nothing in this Agreement shall preclude the Company form consolidating or merging into or with, or transferring all or substantially all of its assets to another corporation which assumes this Agreement and all obligations and undertakings of the Company hereunder.

     11. Prior Agreements. The Split Dollar Insurance Agreement between the Company and the Executive dated March 13, 1991 and the Executive Supplement Income Agreement between the Company and Executive dated January 1, 1996 remain in full force and effect. The personal Service Contract between the Company and Executive dated July 16, 1987 and the Deferred Compensation Agreement between the Company and Executive dated January 1, 1996 are hereby terminated. Except as otherwise provided herein, this Agreement constitutes the entire understanding between the Company and Executive relating to the employment of Executive by the Company and supersedes and cancels all prior written or oral agreements or understandings with respect to the subject matter of this Agreement.

     12. Miscellaneous.

         (a) All notices, request, demands and other communications required or permitted hereunder shall be given in writing and shall be deemed to have been duly given if delivered or mailed, postage prepaid, by same day or other night mail as follows:

         To Company:

         Chairman of the Board
         Grange National Banc Corp.
         Main and Bee Streets
         Laceville, Pennsylvania 18623

         To Executive:

         Thomas A. McCullough
         RR #1, Box 1595
         Laceville, Pennsylvania 18623


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